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                                                                   EXHIBIT 21.1
                               CYTYC CORPORATION

SUBSIDIARIES OF CYTYC CORPORATION

  Cytyc Securities Corporation, a Massachusetts corporation
  Cytyc SARL, a Swiss corporation
  Cytyc (Australia) PTY LTD, an Australian corporation

  The following entities are each subsidiaries of Cytyc SARL, a wholly-owned Swiss subsidiary of Cytyc Corporation:

  Cytyc Italia s.r.l.
  Cytyc France s.a.r.l.